Exhibit 99.1

RECENT DEVELOPMENTS

Results of Operations

Net income available to common shareholders for the three months ended September 30, 2012, was $21.3 million, or $0.39 per diluted share, compared to net income of $7.9 million, or $0.15 per diluted share, for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the Company reported net income available to common shareholders of $62.3 million, or $1.15 per diluted share, compared to net income of $16.3 million, or $0.32 per diluted share, for the nine months ended September 30, 2011.

The Company’s net income available to common shareholders for the nine months ended September 30, 2012 included other income of $0.9 million relating primarily to a construction litigation settlement and a gain of $6.1 million on the sale of an asset. The Company’s net income available to common shareholders for the nine months ended September 30, 2011 included a $0.4 million gain on the sale of a technology investment and $1.8 million of costs associated with the redemption of preferred stock.

Funds from Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data provided below.

FFO for the three months ended September 30, 2012 was $41.6 million, compared to $26.7 million, for the three months ended September 30, 2011.

FFO for the nine months ended September 30, 2012 was $115.5 million, compared to $72.8 million, for the nine months ended September 30, 2011. The Company’s reported FFO for the first nine months of 2012 included the $0.9 million of other income discussed above. The Company’s reported FFO for the first nine months of 2011 included costs related to the redemption of preferred stock, offset by the technology sale gain discussed above, totaling a net reduction to FFO of $1.3 million.

Mature (Same Store) Community Data

Total revenues for the same store communities increased 6.7% and total operating expenses increased 3.2% during the third quarter of 2012, compared to the third quarter of 2011, resulting in a 9.0% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 6.4% during the third quarter of 2012, compared to the third quarter of 2011. Average economic occupancy at the Company’s 50 same store communities, containing 18,114 apartment units, was 96.6% and 96.4% for the third quarter of 2012 and 2011, respectively.

Total revenues for the same store communities increased 7.4% and total operating expenses increased 3.4% during the first nine months of 2012, compared to the first nine months of 2011, resulting in a 10.1% increase in same store NOI. The average monthly rental rate per unit increased 6.4% for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011. For the nine months ended September 30, 2012, average economic occupancy at the Company’s mature communities was 96.2%, compared to 95.5% for the nine months ended September 30, 2011.

Development Activity

The Company previously announced the development of its Post Soho Square™ apartment community located in the Hyde Park submarket of Tampa, Florida. Post Soho Square™ is planned to consist of 231 apartment units with an average unit size of approximately 880 square feet and approximately 10,556 square feet of retail space. The community is expected to have a total estimated development cost of approximately $39.8 million. The Company anticipates that first apartment unit deliveries will occur in the first quarter of 2014.

In September and October 2012, the Company began leasing units at its Post South Lamar™ apartment community located in Austin, Texas and at the third phase of its Post Midtown Square® apartment community in Houston, Texas. As of October 26, 2012, Post South Lamar™ and Post Midtown Square®—Phase III were 11.7% and 3.2% leased, respectively.

In the aggregate, the Company has 2,046 units in seven apartment communities, and approximately 45,085 square feet of retail space, under development or in lease-up with a total estimated cost of $340.2 million. The Company currently expects to utilize available borrowings under its unsecured bank credit facilities, or other indebtedness, as well as net proceeds from its on-going condominium sales and its at-the-market common equity sales program to fund future estimated construction expenditures.

Financing Activity

Corporate Credit Ratings

In September and October 2012, Standard and Poor’s Ratings Services and Moody’s Investors Service raised the Company’s corporate credit and senior unsecured credit ratings to BBB/Baa2, from BBB-/Baa3, respectively, and revised the Company’s outlook to stable, from positive.

As a result of these ratings actions, effective as of October 1, 2012, the interest rate on the Company’s $300 million unsecured bank term loan was reduced by 0.20%, to LIBOR plus 1.70%. After considering the interest rate swaps that hedge this debt, the unsecured term loan now bears interest at a blended fixed rate of approximately 3.24% (subject to any further adjustment based on subsequent changes in the Company’s credit ratings). The interest rates on the Company’s combined $330 million unsecured revolving lines of credit were also reduced as of that date by 0.175%, to LIBOR plus 1.225%, and the annual facility fee on the syndicated revolving line of credit was reduced as of that date by 0.075%, to 0.225% per annum.

Debt Retirement

On October 10, 2012, the Company repaid $53.0 million of secured mortgage indebtedness that became open for prepayment at par. The stated interest rate on the note was 5.50%, and it was originally scheduled to mature in January 2013.

At-the-Market Common Equity Activity

During the third quarter of 2012, the Company completed the sell-out of its initial at-the-market (ATM) common equity program that provided for the sale of up to 4 million shares of common stock. The Company also has available a second ATM common equity program that provides for the sale of up to an additional 4 million shares of common stock. As of October 26, 2012, no shares have been issued under that program. The Company expects to continue to use its ATM program as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under these programs are dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

During the third quarter of 2012, the Company sold 136,500 shares under the initial ATM program, at an average gross price of $51.24 per share, producing net proceeds of $6.8 million. Since inception of this program, the Company has sold 4,000,000 shares, at an average gross price of $41.48 per share, producing net proceeds of $162.2 million.

Forward Looking Statements

Certain statements made in this disclosure may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Important risk factors regarding the Company are included in the filings the Company makes from time to time with the Securities and Exchange Commission (“SEC”), including the risk factors under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011 and other risk factors as may be discussed in subsequent filings with the SEC. These risk factors could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements. All such risk factors are specifically incorporated by reference into this disclosure.

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues
Rental	$81,069	$73,607	$233,805	$213,199
Other property revenues	5,096	4,762	14,368	13,682
Other	209	243	637	686

Total revenues	86,374	78,612	248,810	227,567

Expenses
Property operating and maintenance (exclusive of items shown separately below)	37,341	34,618	107,209	100,441
Depreciation	20,334	18,823	59,172	56,383
General and administrative	3,763	3,970	11,931	12,332
Investment and development	203	239	1,005	1,013
Other investment costs	547	329	1,159	1,278

Total expenses	62,188	57,979	180,476	171,447

Operating income	24,186	20,633	68,334	56,120
Interest income	20	374	359	982
Interest expense	(11,816)	(14,207)	(34,564)	(43,119)
Amortization of deferred financing costs	(667)	(717)	(2,026)	(2,085)
Net gains on condominium sales activities	10,261	2,581	25,695	8,757
Equity in income of unconsolidated real estate entities, net	475	235	7,416	790
Other income (expense), net	(137)	(71)	444	230
Net loss on extinguishment of indebtedness	—	—	(301)	—

Net income	22,322	8,828	65,357	21,675
Noncontrolling interests—consolidated real estate entities	(55)	(9)	(96)	(56)
Noncontrolling interests—Operating Partnership	(60)	(25)	(175)	(54)

Net income available to the Company	22,207	8,794	65,086	21,565
Dividends to preferred shareholders	(922)	(922)	(2,766)	(3,533)
Preferred stock redemption costs	—	—	—	(1,757)

Net income available to common shareholders	$21,285	$7,872	$62,320	$16,275

Per common share data - Basic
Net income available to common shareholders	$0.39	$0.15	$1.16	$0.33

Weighted average common shares outstanding - basic	54,115	50,651	53,661	49,862

Per common share data - Diluted
Net income available to common shareholders	$0.39	$0.15	$1.15	$0.32

Weighted average common shares outstanding - diluted	54,392	51,053	54,001	50,259

FUNDS FROM OPERATIONS

(In thousands)

(Unaudited)

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of funds from operations (“FFO”). FFO is defined by NAREIT as net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO is a supplemental non-GAAP financial measure. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

The Company also uses FFO as an operating measure. Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, management believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on the Company’s consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

FFO should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP) as an indicator of the Company’s financial performance. While management believes that FFO is an important supplemental non-GAAP financial measure, management believes it is also important to stress that FFO should not be considered as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity. Further, FFO is not necessarily indicative of sufficient cash flow to fund all of the Company’s needs or ability to service indebtedness or make distributions.

A reconciliation of net income available to common shareholders to FFO available to common shareholders and unitholders for the three and nine months ended September 30, 2012 and 2011 was as follows.

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income available to common shareholders	$21,285	$7,872	$62,320	$16,275
Noncontrolling interests - Operating Partnership	60	25	175	54
Depreciation on consolidated real estate assets	20,012	18,475	58,171	55,340
Depreciation on real estate assets held in unconsolidated entities	287	363	910	1,084
Gains on sales of depreciable real estate assets - unconsolidated entities	—	—	(6,055)	—

Funds from operations available to common shareholders and unitholders (1)	$41,644	$26,735	$115,521	$72,753

Weighted average shares outstanding - basic (2)	54,245	50,815	53,786	50,024
Weighted average shares and units outstanding - basic (2)	54,388	50,977	53,935	50,191
Weighted average shares outstanding - diluted (2)	54,522	51,217	54,126	50,421
Weighted average shares and units outstanding - diluted (2)	54,665	51,379	54,275	50,588

(1)	For the nine months ended September 30, 2012, FFO included a loss on early extinguishment of indebtedness of $301. For the nine months ended September 30, 2011, FFO included $1,757 of preferred stock redemption costs.
(2)	Diluted weighted average shares and units include the impact of dilutive securities totaling 277 and 402 for the three months and 340 and 397 for the nine months ended September 30, 2012 and 2011, respectively. Basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 129 and 164 for the three months and 126 and 162 for the nine months ended September 30, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income (loss) per share computations under GAAP using the “two-class method.”

MATURE (SAME STORE) COMMUNITY DATA

(In thousands)

(Unaudited)

The Company defines same store communities as those which have reached stabilization prior to the beginning of the previous year. For the 2012 to 2011 comparison, fully stabilized communities are defined as those communities which reached stabilization prior to January 1, 2011. This portfolio consisted of 50 communities with 18,114 units, including 13 communities with 5,407 units (29.8%) located in Atlanta, Georgia, 14 communities with 4,498 units (24.8%) located in Dallas, Texas, 6 communities with 2,301 units (12.7%) located in the greater Washington D.C. metropolitan area, 4 communities with 2,111 units (11.7%) located in Tampa, Florida, 4 communities with 1,388 units (7.7%) located in Charlotte, North Carolina and 9 communities with 2,409 units (13.3%) located in other markets. The operating performance of these communities was as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
	2012	2011	% Change	2012	2011	% Change
Rental and other revenues	$77,167	$72,330	6.7%	$225,616	$210,052	7.4%
Property operating and maintenance expenses (excluding depreciation and amortization)	29,982	29,059	3.2%	87,163	84,304	3.4%

Same store net operating income (1)	$47,185	$43,271	9.0%	$138,453	$125,748	10.1%

Capital expenditures (2)
Annually recurring:
Carpet	$1,005	$925	8.6%	$2,587	$2,349	10.1%
Other	3,202	4,383	(26.9)%	8,597	9,289	(7.4)%

Total annually recurring	4,207	5,308	(20.7)%	11,184	11,638	(3.9)%
Periodically recurring	1,840	1,350	36.3%	4,267	4,259	0.2%

Total capital expenditures (A)	$6,047	$6,658	(9.2)%	$15,451	$15,897	(2.8)%

Total capital expenditures per unit
(A ÷ 18,114 units)	$334	$368	(9.2)%	$853	$878	(2.8)%

Average monthly rental rate per unit (3)	$1,370	$1,288	6.4%	$1,344	$1,263	6.4%

Average economic occupancy (4)	96.6%	96.4%	0.2%	96.2%	95.5%	0.7%

Physical occupancy, end of period (4)	96.0%	95.9%	0.1%	96.0%	95.9%	0.1%

Gross turnover (5)	70.3%	67.6%	2.7%	60.4%	59.3%	1.1%

Percentage rent increase - new leases (6)	5.2%	6.6%	(1.4)%	6.0%	6.4%	(0.4)%

Percentage rent increase - renewed leases (6)	6.4%	6.3%	0.1%	6.6%	5.6%	1.0%

(1)	Net operating income of stabilized communities is a supplemental non-GAAP financial measure. The Company believes that the line on the Company’s consolidated statement of operations entitled “Net income (loss)” is the most directly comparable GAAP measure to net operating income. See footnote 7 below for a reconciliation of property net operating income to GAAP net income (loss). The Company believes that net operating income is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, operating segment groupings and individual properties. Additionally, the Company believes that net operating income, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community.
(2)	A reconciliation of these segment components of property capital expenditures to total annually recurring and periodically recurring and total capital expenditures as presented in the consolidated statements of cash flows prepared under GAAP is detailed below.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Annually recurring capital expenditures by operating segment
Fully stabilized communities	$4,207	$5,308	$11,184	$11,638
Development and lease-up	4	—	4	—
Acquired communities	187	—	221	—
Other segments	274	150	743	340

Total annually recurring capital expenditures	$4,672	$5,458	$12,152	$11,978

Periodically recurring capital expenditures by operating segment
Fully stabilized communities	$1,840	$1,350	$4,267	$4,259
Development and lease-up	5	—	5	—
Acquired communities	16	—	16	—
Other segments	353	525	1,448	1,184

Total periodically recurring capital expenditures	$2,214	$1,875	$5,736	$5,443

Total revenue generating capital expenditures	$1,212	$530	$2,522	$1,254

Total property capital expenditures per statements of cash flows	$8,098	$7,863	$20,410	$18,675

The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining same store communities. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, and commercial properties in addition to same store information. Therefore, the Company believes that its presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures.”

(3)	Average monthly rental rate is defined as the average of the gross actual rental rates for leased units and the average of the anticipated rental rates for unoccupied units, divided by total units.
(4)	Average economic occupancy is defined as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross potential rent is defined as the sum of the gross actual rental rates for leased units and the anticipated rental rates for unoccupied units. The calculation of average economic occupancy does not include a deduction for net concessions and employee discounts. Average economic occupancy, including these amounts, would have been 95.9% and 95.5% for the three months and 95.5% and 94.3% for the nine months ended September 30, 2012 and 2011, respectively. For the three months ended September 30, 2012 and 2011, net concessions were $274 and $456, respectively, and employee discounts were $218 and $205, respectively. For the nine months ended September 30, 2012 and 2011, net concessions were $908 and $1,886, respectively, and employee discounts were $642 and $604, respectively. Physical occupancy is defined as the number of units occupied divided by total apartment units, expressed as a percentage, as of the end of the period.
(5)	Gross turnover represents the percentage of leases expiring during the period that are not renewed by the existing resident(s).
(6)	Percentage change is calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit. Accordingly, these percentage changes may differ from the change in the average monthly rental rate per unit due to the timing of move-ins and/or the term of the respective leases.
(7)	A reconciliation of property net operating income to GAAP net income (loss) is detailed below.

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Fully stabilized community NOI	$47,185	$43,271	$138,453	$125,748
Property NOI from other operating segments	1,639	480	2,511	692

Consolidated property NOI	48,824	43,751	140,964	126,440

Add (subtract):
Interest income	20	374	359	982
Other revenues	209	243	637	686
Depreciation	(20,334)	(18,823)	(59,172)	(56,383)
Interest expense	(11,816)	(14,207)	(34,564)	(43,119)
Amortization of deferred financing costs	(667)	(717)	(2,026)	(2,085)
General and administrative	(3,763)	(3,970)	(11,931)	(12,332)
Investment and development	(203)	(239)	(1,005)	(1,013)
Other investment costs	(547)	(329)	(1,159)	(1,278)
Gains on condominium sales activities, net	10,261	2,581	25,695	8,757
Equity in income of unconsolidated real estate entities, net	475	235	7,416	790
Other income (expense), net	(137)	(71)	444	230
Net loss on extinguishment of indebtedness	—	—	(301)	—

Net income	$22,322	$8,828	$65,357	$21,675

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Real estate assets
Land	$312,774	$299,720
Building and improvements	2,230,285	2,085,929
Furniture, fixtures and equipment	266,084	251,663
Construction in progress	115,594	94,981
Land held for future development	45,957	55,396

	2,970,694	2,787,689
Less: accumulated depreciation	(825,015)	(767,017)
For-sale condominiums	32,066	54,845

Total real estate assets	2,177,745	2,075,517
Investments in and advances to unconsolidated real estate entities	5,040	7,344
Cash and cash equivalents	64,222	13,084
Restricted cash	5,817	5,126
Deferred financing costs, net	9,376	6,381
Other assets	31,463	31,612

Total assets	$2,293,663	$2,139,064

Liabilities and equity
Indebtedness	$1,036,492	$970,443
Accounts payable, accrued expenses and other	89,121	72,102
Investments in unconsolidated real estate entities	16,192	15,945
Dividends and distributions payable	13,639	11,692
Accrued interest payable	9,186	5,185
Security deposits and prepaid rents	9,400	9,334

Total liabilities	1,174,030	1,084,701

Redeemable common units	6,874	6,840

Commitments and contingencies
Equity
Company shareholders’ equity
Preferred stock, $.01 par value, 20,000 authorized:
8 1/2% Series A Cumulative Redeemable Shares, liquidation preference $50 per share, 868 shares issued and outstanding	9	9
Common stock, $.01 par value, 100,000 authorized:
54,413 and 53,002 shares issued and 54,413 and 52,988 shares outstanding at September 30, 2012 and December 31, 2011, respectively	545	530
Additional paid-in-capital	1,104,781	1,053,612
Accumulated earnings	23,219	—
Accumulated other comprehensive income (loss)	(12,614)	(2,633)

	1,115,940	1,051,518
Less common stock in treasury, at cost, 93 and 113 shares at September 30, 2012 and December 31, 2011, respectively	(3,106)	(4,000)

Total Company shareholders’ equity	1,112,834	1,047,518
Noncontrolling interests - consolidated property partnerships	(75)	5

Total equity	1,112,759	1,047,523

Total liabilities and equity	$2,293,663	$2,139,064

CONSOLIDATED DEBT SUMMARY

(In thousands)

(unaudited)

Indebtedness

At September 30, 2012 and December 31, 2011, the Company’s indebtedness consists of the following:

	Payment		Maturity	September 30,	December 31,
Description	Terms	Interest Rate	Date	2012	2011
Senior Unsecured Notes	Int.	4.75% - 6.30%	2013-2017(1)	$280,091	$375,775
Unsecured Bank Term Loan	Int.	LIBOR + 1.90%(2)	2018	300,000	—
Unsecured Revolving Lines of Credit	Int.	LIBOR + 1.40%(3)	2016	—	135,000
Secured Mortgage Notes	Prin. and Int.	4.88% - 5.99%	2013-2019(4)	456,401	459,668

Total				$1,036,492	$970,443

(1)	There are no remaining maturities of senior unsecured notes in 2012. Senior unsecured notes totaling approximately $130,091 mature in June 2013. The remaining unsecured notes mature in 2017.
(2)	Represents stated rate at September 30, 2012. As a result of recent upgrades to the Company’s senior unsecured debt credit ratings and effective October 1, 2012, the stated interest rate was reduced to LIBOR plus 1.70%. The Company has entered into interest rate swap arrangements that effectively fix the interest rate under this facility. At September 30, 2012, the effective blended interest rate under the Term Loan was 3.44%. Effective October 1, 2012, the effective blended interest rate was reduced to 3.24%.
(3)	Represents stated rate at September 30, 2012. As a result of recent upgrades to the Company’s senior unsecured debt credit ratings and effective October 1, 2012, the stated rate was reduced to LIBOR plus 1.225%.
(4)	There are no maturities of secured notes in 2012. These notes mature between 2013 and 2019. In October 2012, the Company prepaid, without penalty, the $53,027 mortgage note that was scheduled to mature in 2013.

Debt maturities

The aggregate maturities of the Company’s indebtedness at September 30, 2012 are as follows:

Remainder of 2012	$1,153
2013	186,606
2014	3,961
2015	124,205
2016	4,419	(1)
Thereafter	716,148

	$1,036,492

(1)	Includes outstanding balances on lines of credit totaling $0.